EXHIBIT 10.22
FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of May 14, 2007, is by and among SUNAIR SERVICES CORPORATION (f/k/a SUNAIR ELECTRONICS, INC., a Florida corporation (the “Borrower”), each of those subsidiaries of the Borrower party hereto (each a “Guarantor”, and collectively, the “Guarantors”), the several banks and other financial institutions (the “Lenders”) from time to time party to the Credit Agreement (defined below) and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (the “Agent”).
RECITALS
     A. The Borrower, the Guarantors, the Lenders and the Agent have entered into that certain Credit Agreement, dated as of June 7, 2005, as amended, supplemented or otherwise modified (the “Credit Agreement”).
     B. The Borrower, the Guarantors, the Lenders and the Agent have agreed to modify the Credit Agreement as follows:
     NOW, THEREFORE, the parties hereto agree as follows:
     1. The Credit Agreement is hereby amended as follows:
     (a) Section 1.1 is hereby amended by amending in their entirety the following definitions so that such definitions now read as follows:
     “Applicable Percentage” shall mean, for any day, the rate per annum set forth below opposite the applicable Level then in effect:

Level	Leverage Ratio	Applicable Percentage
I	≥3.25x	4.00%
II	<3.25x but ≥3.00x	3.50%
III	<3.00x but ≥2.50x	2.75%
IV	<2.50x	2.50%
     The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date three (3) Business Days after the date on which the Administrative Agent has received from the Borrower the quarterly financial information and certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) (each an “Interest Determination Date”). Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. After the Closing Date, if the Borrower shall fail to provide the financial information and certifications in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) or an Event of Default shall have occurred and be continuing, the Applicable Percentage shall, on the date three (3) Business Days after the date by which the Borrower was so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Leverage Ratio
     “Consolidated EBITDA” shall mean, for any applicable period of computation, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period, (iv) other non-cash expenses of the Borrower and its Subsidiaries, including, but not limited to, stock based compensation, equity based compensation, bad debt reserves, goodwill impairment and any other non-cash expenses reflected on the Borrower’s financial statements and (v) solely for the fiscal quarter ended March 31, 2007, the payment of the management fee (not to exceed $390,624) to RPC Financial Advisors, LLC.
     “Reserves” shall mean (a) an amount equal to $500,000 which represents approximately six (6) months’ rent under all real estate leases of the Acquired Business (provided, however, if the Acquired Business obtains a lien waiver from any landlord under any of such leases in form satisfactory to the Agent, such amount shall be reduced by an amount equal to six (6) months’ rent with respect to such lease as set forth on the schedule to be delivered to the Agent pursuant to Section 5.2(f) hereof) and (b) an amount equal to $803,000 which represents the approximate value of the assets of Percipia, Inc. and Percipia Networks, Inc. (provided, however, such reserve will be eliminated upon the termination by Bank One, N.A. of its UCC financing statements filed against Percipia, Inc. and Percipia Networks, Inc.).
     “Revolving Commitment Termination Date” shall mean April 1, 2008.
     (b) Section 1.1 is hereby further amended by adding the following sentence at the end of the definition of “Funded Debt”:
     For the avoidance of doubt, Funded Debt shall include any Letters of Credit issued by the Agent on behalf of the Borrower or any of its Subsidiaries and any promissory note issued by any Seller that is not subordinated to the Indebtedness arising or existing under the Credit Agreement and the other Credit Documents.
     (c) Section 2.1(a) is amended in its entirety so that such Section now reads as follows:
     (a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time for the purposes hereinafter set forth; provided, however, that (i) with regard to each Lender individually, the sum of such Lender’s share of outstanding Revolving Loans plus such Lender’s LOC Commitment Percentage of LOC Obligations shall not exceed such Lender’s Revolving Commitment Percentage of the aggregate Revolving Committed Amount, and (ii) with regard to the Lenders collectively, the sum of the aggregate amount of outstanding Revolving Loans plus LOC Obligations shall not exceed the aggregate Revolving Committed Amount then in effect. For purposes hereof, the aggregate amount available hereunder shall be SIXTEEN MILLION DOLLARS ($16,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.4, the “Revolving Committed Amount”). Revolving Loans may consist of Floating LIBOR Rate Loans or Fixed LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, the Revolving Loans made on the Closing Date or on either of the two Business Days immediately following the Closing Date may only consist of Floating LIBOR Rate Loans. Fixed LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Floating LIBOR Rate Loans at its Domestic Lending Office.
     (d) Section 2.4(b) is amended in its entirety so that such Section now reads as follows:
     (b) Mandatory Reductions. The Revolving Commitment Amount shall be reduced by $2,500,000 on June 30, 2007, unless certain legacy businesses of the Borrower are sold prior to such date, in which case, no such reduction shall be required.
     (e) Section 5.9(a) is amended in its entirety so that such Section now reads as follows:
     (a) Leverage Ratio. The Leverage Ratio shall be less than or equal to the following amounts as of the last day of each fiscal quarter ending during the following periods:

Period	Maximum Ratio
January 1, 2007 through March 31, 2007	4.70 to 1.0
April 1, 2007 through June 30, 2007	3.50 to 1.0
July 1, 2007 and thereafter	3.25 to 1.0
     (f) Section 5.9(b) is amended in its entirety so that such Section now reads as follows:
     (b) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio shall be greater than or equal to the following amounts as of the last day of each fiscal quarter ending during the following periods:

Period	Maximum Ratio
January 1, 2007 through March 31, 2007	1.10 to 1.0
April 1, 2007 and thereafter	1.25 to 1.0
     (g) Section 5.9(c) is amended in its entirety so that such Section now reads as follows:
     (c) Consolidated EBITDA. Consolidated EBITDA shall be at least each of the following amounts for each of the rolling four fiscal quarterly periods ending as of the last day of each fiscal quarter ending during the following periods:

Period	Minimum Amount
January 1, 2007 through March 31, 2007	$2,000,000
April 1, 2007 through June 30, 2007	$2,500,000
July 1, 2007 and thereafter	$3,000,000
     2. The Agent shall have received an amendment fee in the amount of $15,000 on the date hereof.
     3. Borrowers will each execute such additional documents as are reasonably requested by the Agent to reflect the terms and conditions of this Amendment and will cause to be delivered such certificates, legal opinions and other documents as are reasonably required by the Agent. In addition, the Borrower will pay all costs and expenses in connection with the preparation, execution and delivery of the documents executed in connection with this transaction, including, without limitation, the reasonable fees and out-of-pocket expenses of special counsel to the Agent as well as any and all filing and recording fees and stamp and other taxes with respect thereto and to save the Agent harmless from any and all such costs, expenses and liabilities.
     4. Except as expressly amended hereby, all of the provisions of the Credit Agreement and the Credit Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and any waivers of any provisions of the Credit Agreement or other Credit Documents granted prior to the date hereof shall be limited to such waiver on the date waived and, in each case, the amendments and the waivers shall not be deemed to be a waiver of, an amendment to, consent to or modification of any other term or provision of the Credit Agreement or any other Credit Document or of any transaction or further or future action on the part of the Borrower which would require the consent of the Lenders under the Credit Agreement or any of the Credit Documents.
     5. This Amendment is a Credit Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.
     6. At such time as this Amendment shall become effective, all references in the Credit Documents to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Amendment.
     7. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     8. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart.
     9. THIS AMENDMENT AND THE OTHER DOCUMENTS AND AGREEMENTS EXECUTED IN CONNECTION HEREWITH (UNLESS SPECIFICALLY STIPULATED TO THE CONTRARY IN SUCH DOCUMENT OR AGREEMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	SUNAIR SERVICES CORPORATION (f/k/a/ SUNAIR ELECTRONICS, INC.)
	By:	/s/ Edward M. Carriero, Jr.
		Name:	Edward M. Carriero, Jr.
		Title:	Interim Chief Financial Officer

GUARANTORS:	SUNAIR INTERNATIONAL SALES CORP.
	By:	/s/ Edward M. Carriero, Jr.
		Name:	Edward M. Carriero, Jr.
		Title:	Treasurer

MIDDLETON PEST CONTROL, INC.
By:	/s/ Edward M. Carriero, Jr.
	Name:	Edward M. Carriero, Jr.
	Title:	Treasurer

PERCIPIA, INC.
By:	/s/ Edward M. Carriero, Jr.
	Name:	Edward M. Carriero, Jr.
	Title:	Vice President

PERCIPIA NETWORKS, INC.
By:	/s/ Edward M. Carriero, Jr.
	Name:	Edward M. Carriero, Jr.
	Title:	Vice President

SUNAIR SOUTHEAST PEST HOLDINGS, INC.
By:	/s/ Edward M. Carriero, Jr.
	Name:	Edward M. Carriero, Jr.
	Title:	Treasurer

SUNAIR PEST HOLDINGS, INC.
By:	/s/ Edward M. Carriero, Jr.
	Name:	Edward M. Carriero, Jr.
	Title:	Treasurer

SUNAIR SERVICES CORPORATION
By:	/s/ Edward M. Carriero, Jr.
	Name:	Edward M. Carriero, Jr.
	Title:	Interim Chief Financial Officer

SUNAIR COMMUNICATIONS, INC.
By:	/s/ Edward M. Carriero, Jr.
	Name:	Edward M. Carriero, Jr.
	Title:	Treasurer

SUNAIR FLORIDA PEST HOLDINGS, INC.
By:	/s/ Edward M. Carriero, Jr.
	Name:	Edward M. Carriero, Jr.
	Title:	Treasurer

ADMINISTRATIVE AGENT AND LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender
	By:	/s/ Karen Leikert
		Name:	Karen Leikert
		Title:	Senior Vice President